Exhibit 99.1

Agenus’ HerpV Therapeutic Vaccine for Genital Herpes Meets Primary Endpoint in Randomized Phase 2 Trial

  Subjects treated with the initial three injections of HerpV showed a statistically significant reduction in viral shedding, the primary endpoint
  Final results after booster injection are expected during the first half of 2014

LEXINGTON, Mass.--(BUSINESS WIRE)--November 7, 2013--Agenus Inc. (Nasdaq: AGEN), a developer of therapeutic vaccines for cancer and infectious diseases, today announced statistically significant top-line results from its Phase 2 randomized, double-blind, multi-center study for HerpV, a recombinant “off-the-shelf” therapeutic vaccine candidate for the treatment of patients with herpes simplex virus-2 (HSV-2). HerpV contains a defined mixture of peptides representing HSV-2 antigens plus Agenus’ QS-21 Stimulon®* adjuvant.

This Phase 2 study tested the biological efficacy of HerpV measuring genital viral shedding 45 days before and after three injections of HerpV. The primary analysis, which looked at viral shedding after the initial three injections, shows that subjects who received HerpV had a statistically significant reduction in viral shedding (P=0.015; RR=0.85). These results suggest a 15% reduction in viral shedding after the initial treatment period before the administration of the booster injection. The results also demonstrate a reduction in viral load of 34% (P=0.08). Placebo patients showed no reduction compared to baseline in either parameter. Notably, patients were not on any antiviral treatments during their swabbing period. The initial data support that vaccination with HerpV has a real, measurable biological effect lowering the active shedding of the virus.

The majority of subjects in the study have received a booster injection of HerpV that was given six months after the first vaccination followed by determination of genital viral shedding for an additional 45-day period. Post-booster viral shedding results, along with immune response data, are anticipated in the first half of 2014.

“These data are exciting as we are finally seeing that we can direct the immune system to fight this disease,” said the study’s lead Principal Investigator, Anna Wald, M.D., Professor of Allergy and Infectious Diseases, University of Washington. “These HerpV data confirm that immune therapy may be an effective intervention in genital herpes; as such this is an exciting new finding.”

“These data are exceedingly promising as this is one of the first HSV vaccine trials to demonstrate a reduction in viral shedding and trends in decreasing viral load,” said Richard Whitley, M.D., Professor of Pediatrics, University of Alabama at Birmingham. “I am pleased to see this progress given the significant need for new treatment options for managing HSV-2 disease and its transmission on a global level.”

The HerpV Phase 2 study design was defined by key opinion leaders in the field. Experts in HSV-2 clinical research believe that a reduction in viral shedding is an important surrogate for clinical benefit in the form of reduction in recurrent outbreaks.

About the Phase 2 HerpV Study

A total of 80 subjects with a history of 1-9 herpes recurrences within the prior 12 months were randomized into the trial and 70 subjects received the active treatment, HerpV and QS-21 Stimulon, and 10 subjects received placebo. Three injections of HerpV at a dose of 240µg (includes 12µg of 32 different HSV-2 associated peptides) or placebo were given at 2 week intervals with a 45 day genital swabbing period before and after the vaccination period. Swabs were sent to the laboratory at the University of Washington for PCR analysis of HSV-2 virus.

The top-line, pre-booster PCR data show that subjects who received HerpV had a statistically significant reduction in viral shedding after three vaccinations in comparison to baseline (P=0.015) with a relative risk reduction of 0.85. In the small group of subjects who received placebo there was no reduction in viral shedding (P=0.96). Agenus expects to carry out a more complete assessment of efficacy and immunologic response when the post-booster viral swabbing data are available, which is anticipated during the first half of 2014. In this study, the vaccine candidate was generally well tolerated.

About Agenus’ Heat Shock Protein Platform (HSP) and Recombinant Series HerpV

HerpV is a recombinant therapeutic vaccine for the treatment of genital herpes caused by the herpes simplex virus-2 (HSV-2). The vaccine is based on Agenus' HSP platform technology, and contains Agenus’ proprietary QS-21 Stimulon adjuvant, a plant-derived adjuvant that boosts specific immune responses. HerpV consists of recombinant human heat shock protein-70 complexed with 32 distinct 35-mer synthetic peptides from the HSV-2 proteome. This broad spectrum of herpes antigens is intended to allow for more accurate immune targeting and surveillance, reducing the likelihood of immune escape. Further, the diversity of antigens in HerpV increases the chance of providing efficacy for a wide segment of the patient population.

In a four-arm, Phase 1 study, 35 HSV-2 seropositive patients received HerpV (designated in the study as AG-707 plus QS-21 Stimulon), AG-707, QS-21 Stimulon alone, or placebo. Patients received three treatments at two-week intervals. The vaccine was generally well tolerated, with injection site pain as the most common reported adverse event.

In the Phase 1 study, all patients who were evaluable for immune response and received HerpV showed a statistically significant CD4+ T cell response (100%; 7/7) to HSV-2 antigens as detected by IFNγ Elispot, and the majority of those patients demonstrated a CD8+ T cell response (75%; 6/8). This study was published in the scientific journal Vaccine.

About HSV-2

About one in six Americans (16.2 percent) between the ages of 14 and 49 is infected with herpes simplex virus type 2 (HSV-2), according to the Centers for Disease Control and Prevention (http://www.cdc.gov/std/Herpes/STDFact-Herpes.htm). Herpes is the fastest growing STD in America, and experts predict that one in four Americans will contract an STD sometime in their life. Since two thirds of the population that gets herpes is age 25 or younger, it is a real health threat to society. HSV-2 is a lifelong and incurable infection that can cause recurrent and painful genital sores.

About Agenus’ QS-21 Stimulon® Adjuvant

Agenus’ flagship adjuvant, QS-21 Stimulon, is a saponin extracted from the bark of the Quillaja saponaria tree, also known as the soap bark tree, an evergreen tree native to warm temperate central Chile. QS-21 Stimulon has become a key component of vaccines intended to prevent a wide variety of infectious diseases and to treat cancers and degenerative disorders. It is currently being studied in clinical trials for approximately 21 vaccine indications, and over 50,000 patients have now received vaccines candidates containing the adjuvant. GlaxoSmithKline is a key licensee and their Phase 3 vaccine programs include RTS,S for malaria, MAGE-A3 cancer immunotherapeutic for non-small cell lung cancer and melanoma and HZ/su for shingles. In addition, Janssen’s QS-21 Stimulon-containing vaccine candidate is in Phase 2 trials for the treatment of Alzheimer’s disease.

About Agenus

Agenus Inc. is a biotechnology company developing treatments for cancers and infectious diseases. The company has multiple immunotherapeutic products based on strong technology platforms that are advancing through the clinic. Agenus’ technology is further validated through partnerships with major pharmaceutical companies, with several product candidates in late-stage clinical trials with corporate partners. For more information, please visit www.agenusbio.com.

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding clinical trial activities, the publication of data, and the potential application of the Company’s technologies and product candidates in the prevention and treatment of diseases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2013. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus’ business and securities, investors should give careful consideration to these risks and uncertainties.

*QS-21 Stimulon® adjuvant and HerpV are assets of Antigenics Inc., a wholly owned subsidiary of Agenus Inc.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

CONTACT:
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Agenus Inc.
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jonae.barnes@agenusbio.com